ARMANDO C. IBARRA
Certified Public Accountants
A Professional Corporation

Armando C. Ibarra, C.P.A.

Armando Ibarra, Jr., C.P.A., JD

January 5, 2007

To Whom It May Concern:

The firm of Armando C. Ibarra, Certified Public Accountants, consents to the inclusion of our report of the audited financial statements of Bio-Matrix Scientific Group, Inc. (formerly Tasco International, Inc.) for the year ended September 30, 2005 in the Company’s current and future filings with the United States Securities and Exchange Commission or other regulatory agency. Including, but not limited to, form 10K-SB for the year ended September 30, 2006 and SB-2 registration.

Very truly yours,

/s/Armando C. Ibarra

Armando C Ibarra, CPA

371 E Street Chula Vista, CA. 91910
tel: (619) 422-1348 fax: (619) 422-1465